PRESS RELEASE
Contact:
Barrier Therapeutics, Inc. Dennis P. Reilly Chief Financial Officer (609) 945-2607	600 College Road East Suite 3200 Princeton, New Jersey 08540

Lazar Partners Ltd.	Telephone 609.945.1200
Gregory Gin, Investor Relations	Facsimile 609.945.1212
(212) 867-1762
STIEFEL LABORATORIES, INC. SUCCESSFULLY COMPLETES TENDER OFFER
FOR SHARES OF BARRIER THERAPEUTICS, INC.
Princeton, N.J. — August 5, 2008 — Barrier Therapeutics, Inc. (“Barrier Therapeutics”) (Nasdaq: BTRX), a pharmaceutical company that develops and markets dermatology products, announced today that Stiefel Laboratories, Inc. (“Stiefel Laboratories”), through Stiefel Laboratories’ wholly owned subsidiary, Bengal Acquisition Inc., completed its all cash tender offer for the outstanding shares of common stock of Barrier Therapeutics (NASDAQ: BTRX). The tender offer expired, as scheduled, at 12:00 midnight, New York City time, on Monday August 4, 2008.
The depositary for the tender offer has advised us that, as of the expiration of the tender offer, an aggregate of 34,266,494 shares of Barrier Therapeutics common stock (including 621,093 shares that were tendered pursuant to the guaranteed delivery procedures) have been tendered into, and not properly withdrawn from, the tender offer. The tendered shares represent approximately 97% of the outstanding shares of Barrier Therapeutics common stock as of August 5, 2008. All of such shares have been accepted in accordance with the terms of the tender offer and, upon Stiefel Laboratories’ acquisition of such shares, Barrier Therapeutics will become a majority owned indirect subsidiary of Stiefel Laboratories.
Pursuant to the terms of the previously announced Merger Agreement, dated as of June 23, 2008, by and among Stiefel Laboratories, Bengal Acquisition Inc. and Barrier Therapeutics, Stiefel Laboratories and Bengal Acquisition Inc. expect to effect a merger of Bengal Acquisition Inc. with and into Barrier Therapeutics, with Barrier Therapeutics continuing as the surviving corporation following the merger. Upon the effectiveness of the merger, each outstanding share of Barrier Therapeutics common stock will be converted into the right to receive the same $4.15 per share in cash, without interest and less any required withholding taxes, if any, that will be paid to the holders of shares of common stock that were tendered in the tender offer. As a result of the merger, Barrier Therapeutics will become a wholly owned subsidiary of Stiefel Laboratories and Barrier Therapeutics’ common stock will be delisted from and will cease to trade on the NASDAQ Global Market. Stiefel Laboratories, Bengal Acquisition Inc. and Barrier Therapeutics intend to complete the merger as soon as practicable following the satisfaction of the conditions in the Merger Agreement.

About Barrier Therapeutics
Barrier Therapeutics is a pharmaceutical company focused on the development and commercialization of products in the field of dermatology. Barrier Therapeutics currently markets three pharmaceutical products in the United States: Xolegel® (ketoconazole, USP) Gel, 2%, for seborrheic dermatitis; Vusion® (0.25% miconazole nitrate, 15% zinc oxide, 81.35% white petrolatum) Ointment, for diaper dermatitis complicated by documented candidiasis; and Solage® (mequinol 2.0%, tretinoin 0.01%) Topical Solution, for solar lentigines. Barrier Therapeutics has other product candidates in various stages of clinical development for the treatment of a range of dermatological conditions, including onychomycosis, psoriasis, acne, skin allergies, and acute fungal infections. The company is headquartered in Princeton, New Jersey and has a wholly owned subsidiary in Geel, Belgium. More information about Barrier Therapeutics can be found on its corporate website at: www.barriertherapeutics.com. Xolegel, Vusion and Solage are trademarks of Barrier Therapeutics.
About Stiefel Laboratories
Founded in 1847, Stiefel Laboratories (a privately held company) is the world’s largest independent pharmaceutical company specializing in dermatology. The company manufactures and markets a variety of prescription and non-prescription dermatological products. Some of the newest and best-known brands include Duac® Topical Gel (clindamycin, 1% — benzoyl peroxide, 5%) available in the Duac® Care System (CS); Evoclin® (clindamycin phosphate) Foam, 1%; Luxiq® (betamethasone valerate) Foam, 0.12%; MimyX® Cream; Olux® (clobetasol propionate) Foam, 0.05% and Olux-E® (clobetasol propionate) Foam, 0.05% also available in the Olux® / Olux-E® COMPLETE PACK; Soriatane® (acitretin) Capsules available in the Soriatane® CK CONVENIENCE KIT; Verdeso® (desonide) Foam, 0.05%; Brevoxyl®-4 Creamy Wash (benzoyl peroxide 4%) and Brevoxyl®-8 Creamy Wash (benzoyl peroxide 8%) packaged in the Brevoxyl® Acne Wash Kit; Extina® (ketoconazole) Foam, 2%; Oilatum® Cleansing Bar; Physiogel® Cream; Stieprox® (ciclopirox olamine) Shampoo; REVALESKIN™ Skin Care Products; and Sarna® Lotion. Its wholly-owned global network is comprised of more than 30 subsidiaries, manufacturing plants in six countries, research and development facilities on four continents, and products marketed in more than 100 countries around the world.
Stiefel Laboratories supplements its R&D efforts by seeking strategic partnerships and acquisitions around the world. To learn more about Stiefel Laboratories, Inc. visit www.stiefel.com.
Important Information About the Tender Offer
This announcement and the description contained herein are for informational purposes only and are not an offer to purchase or a solicitation of an offer to sell securities of Barrier Therapeutics. Stiefel Laboratories and Bengal Acquisition Inc. have filed with the SEC a tender offer statement on Schedule TO containing an offer to purchase, forms of letters of transmittal and other documents relating to the offer, and Barrier Therapeutics has filed with the SEC a solicitation/recommendation statement on Schedule 14D-9, with respect to the offer. Those documents contain important information about the tender offer and the proposed merger. Stockholders of Barrier Therapeutics are urged to read them carefully. Stockholders can obtain these documents free of charge from the SEC’s website at www.sec.gov or by contacting the

Information Agent for the offer, Mellon Investor Services LLC, at (201) 680-5235 or (877) 892-8805 (toll-free).
Safe Harbor Statement
Some statements contained in, or incorporated by reference in, this press release are forward-looking and are subject to a variety of risks and uncertainties. These forward-looking statements may be identified by the use of forward-looking words or phrases such as believe, expect, intend, and anticipate, among others. Such forward-looking statements include Barrier Therapeutics’ decision to enter into an agreement to be acquired by Stiefel Laboratories, the ability of Barrier Therapeutics and Stiefel Laboratories to complete the transaction contemplated by the definitive agreement, including the parties’ ability to satisfy the conditions set forth in the merger agreement, and the possibility of any termination of the definitive agreement. The forward-looking statements contained in this report are based on our current expectations, and those made at other times will be based on our expectations when the statements are made. We cannot guarantee that any forward-looking statements will be realized.
The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. To comply with the terms of the safe harbor, we note that a variety of factors could cause actual results and experience to differ materially from anticipated results or other expectations expressed in forward-looking statements. We also note that achievement of anticipated results or expectations in forward-looking statements is subject to the possibility that assumptions underlying forward-looking statements will prove to be inaccurate. Investors should bear this in mind as they consider forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially regarding any statements made about the proposed transaction between Barrier Therapeutics and Stiefel Laboratories, the expected timetable for completing the proposed transaction, the fact that Barrier Therapeutics’ performance and financial results could differ materially from those reflected in these forward-looking statements due to the marketplace acceptance of Barrier Therapeutics’ products, Barrier Therapeutics’ ability to execute its commercial and clinical strategy, the decisions of regulatory authorities, the results of clinical trials, and strategic decisions regarding its pipeline, general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries generally. For a discussion of these and other risks and uncertainties that may effect the forward-looking statements, please see the risk factors in the company’s Annual Report on Form 10-K for the year ended December 31, 2007 and quarterly report on Form 10-Q for the quarter ended March 31, 2008 which are on file with the Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Barrier Therapeutics undertakes no obligation to update publicly any forward-looking statement.